Exhibit 99.1

Groupon Adds Jason Harinstein to Board of Directors

Chicago, Illinois--(Newsfile Corp. - July 7, 2023) - Groupon (NASDAQ: GRPN), today announced that it has appointed Jason Harinstein, CFO of Collectors Holdings, Inc., as a new independent member of the Company's Board of Directors. Harinstein will also sit on the Board's Audit Committee.

"We are pleased to be welcoming Jason to the Groupon Board," said Ted Leonsis, Chairman of the Board of Directors. "His directorship sees a return to Groupon, as Jason previously served as Groupon's SVP Corporate Development and Strategy. His deep understanding of Groupon's unique offering coupled with his broad marketplace and corporate experience will complement the strong technology and leadership expertise already represented on our board."

Harinstein is currently CFO at Collectors Holdings Inc. ('Collectors'), the leading provider of authentication, grading and marketplaces for the collectibles industry, with leading brands such as PSA, PCGS and Goldin. Previously, after his tenure at Groupon, Harinstein served as CFO of Flatiron Health, a leading provider of data and software to the oncology industry. Harinstein also currently serves on the Board of Directors of Slice Solutions, the leading online food ordering platform for independent pizzerias, where he serves on the Audit Committee.

"As Groupon continues with its mission to become the ultimate destination for local experiences and services, we are excited to have Jason join the board. His understanding of the Groupon business model along with his strong financial experience further strengthens the diverse set of skills and experiences represented on the board," commented Interim CEO, Dušan Šenkypl.

Mr. Harinstein added, "This is an important time at Groupon as the leadership team executes on its transformation. I'm excited to re-engage in supporting Groupon's mission and leadership as a member of the Board. My goal is to leverage my understanding of Groupon and subsequent experiences to help management unlock the power of Groupon's significant assets and create value for all our stakeholders."

About Groupon
Groupon (www.groupon.com) (NASDAQ: GRPN) is a trusted local marketplace where consumers go to buy services and experiences that make life more interesting and deliver boundless value. To find out more about Groupon, please visit https://investor.groupon.com/

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